Exhibit 5.1

June 10, 2020

Turning Point Brands, Inc.
5201 Interchange Way
Louisville, KY 40229

Ladies and Gentlemen:

We have acted as counsel to the Special Committee of Turning Point Brands, Inc., a Delaware corporation (“TPB”), in connection with TPB’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by TPB of shares (the “Shares”) of common stock of TPB, par value $0.01 per share, to be issued in connection with the acquisition of Standard Diversified Inc. (“SDI”) by TPB pursuant to the terms of the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated as of April 7, 2020, by and among TPB, SDI and Standard Merger Sub, LLC, a Delaware limited liability company.

For purposes of giving this opinion, we have examined the Registration Statement, the Merger Agreement, TPB’s Second Amended and Restated Certificate of Incorporation and TPB’s Amended and Restated Bylaws. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of TPB and certificates or comparable documents of public officials and of officers and representatives of TPB.

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Shares to be issued by TPB pursuant to and in the manner contemplated by the terms of the Merger Agreement will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, such Shares will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of Minnesota.  TPB is a Delaware corporation, and we have not considered, and we express no opinion as to, any law other than the Delaware General Corporation Law (including the statutory provisions, and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the proxy statement/prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Lathrop GPM LLP